UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
August 10, 2006
AFC Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	000-32369	58-2016606

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia	30342

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (404) 459-4450
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     The form and amount of compensation paid to the non-management directors (the “Outside Directors”) of AFC Enterprises, Inc. (the “Company”) is reviewed from time to time by the People Services (Compensation) Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”). On August 10, 2006, upon the recommendation of the Compensation Committee, the Board approved the following compensation package for Outside Directors:
• an annual cash retainer of $45,000 for each Outside Director;
• a grant of restricted stock units, the number of units to be determined by dividing $50,000 by the closing price of the Company’s common stock quoted on the NASDAQ system (“Stock”) on the date of such grant, with such restricted stock units being 3/12th vested at the grant date and continuing to vest at the rate of 1/12th each 25th day of the month beginning on August 25, 2006 and ending on April 25, 2007, and to be settled in Stock at the termination of such Outside Director’s service on the Board;
• an additional annual cash retainer of $5,000 for each Chairperson of the Corporate Governance and Compensation Committees;
• an additional annual cash retainer of $10,000 for the Chairperson of the Audit Committee; and
• a prorated amount of such compensation relative to the term remaining until the Company’s next annual meeting of shareholders for any member appointed or elected to the Board as an Outside Director after the Company’s annual meeting of shareholders.
     On August 10, 2006, the Board, upon the recommendation of the Compensation Committee, also approved a grant of restricted stock units under the Company’s 2006 Incentive Stock Plan to the Company’s Chairman of the Board, Frank Belatti, on substantially similar terms to the restricted stock unit grants described above.
     In addition, the Board approved forms of grant certificates for these awards. The forms of such certificates are attached hereto as Exhibit 10.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
     10.1 Forms of Grant Certificates.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFC ENTERPRISES, INC.
Date: August 16, 2006	By:	/s/ Harold M. Cohen
Harold M. Cohen
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX
10.1 Forms of Grant Certificates.